Execution Copy

ASSET PURCHASE AGREEMENT
________________________________________

by and among

THE STUDENT LOAN CORPORATION
as the Seller, the Servicer and the Administrator,

CITIBANK, N.A.
as the Buyer and the Omnibus Lender,

SLC STUDENT LOAN RECEIVABLES I, INC.
as the Depositor

and

CITIBANK (SOUTH DAKOTA) NATIONAL ASSOCIATION
as the Servicer and the Subservicer

________________________________________

Dated as of September 17, 2010

TABLE OF CONTENTS

APPENDICES

Appendix A                              -             Definitions
Appendix B                              -             Notices
Appendix C                              -             Depositor Agreements

EXHIBITS

Securitization

Exhibit 2.1                              -             Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.2                              -             Form of Accession Agreement for Trust Certificates
Exhibit 2.5                              -             Form of Partial Release of Security Interest
Exhibit 3.1                              -             Form of Assumption of Obligations of the Seller under
Securitization Master Terms Purchase Agreement
Exhibit 3.2                              -             Form of Amended and Restated Securitization Subservicing
Agreement
Exhibit 3.3                              -             Form of Master Servicing Agreement
Exhibit 3.4                              -             Form of Sub-Administration Agreement
Exhibit 4.4                              -             Depositor Agreement

Closing

Exhibit A                                -           Form of Seller Satisfaction Certificate
Exhibit B                                -           Form of Buyer Satisfaction Certificate

SCHEDULES

Schedule A                                -           Buyer Disclosure Schedule
Schedule B                                -           Seller Disclosure Schedule

This ASSET PURCHASE AGREEMENT (as the same may be amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 17, 2010 (the “Commitment Date”) is entered into by and among (i) The Student Loan Corporation, a Delaware corporation, as the Seller, the Servicer and the Administrator, (ii) Citibank, N.A., a national banking association (“CBNA”), as the Buyer and the Omnibus Lender, (iii) SLC Student Loan Receivables I, Inc., as the Depositor and (iv) Citibank (South Dakota) National Association (“CSD”), as the Servicer under the Master Servicing Agreement referred to below and the subservicer under the Securitization Servicing Agreements with respect to the Securitization Trusts, and shall be effective upon execution by the parties hereto.  The capitalized terms used and not otherwise defined herein have the meanings assigned thereto pursuant to Section 1.1 hereof.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Seller is entering into an Asset Purchase Agreement, dated as of the date of this Agreement (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “FFELP Transaction Agreement”, and the transactions contemplated by the FFELP Transaction Agreement, the “FFELP Transaction”), by and among the Seller, CBNA, CSD, the Depositor, SLM Corporation, SLM Education Credit Finance Corporation, Bull Run 1 LLC and Sallie Mae, Inc., pursuant to which, subject to the terms and conditions of the FFELP Transaction Agreement, concurrently with or immediately following the Closing, (i) the Seller will sell to Subsidiaries of SLM Corporation, the Acquired Assets (as defined in the FFELP Transaction Agreement), (ii) the Seller and its Affiliates will assign to SLM Corporation and its Affiliates certain administrative and loan servicing duties and obligations with respect to the interests in the FFELP trust certificates and FFELP loans and (iii) SLM Corporation and its Affiliates will assume the Liabilities to be assumed pursuant to the FFELP Transaction;

WHEREAS, concurrently with the execution of this Agreement and the FFELP Transaction Agreement, the Seller is entering into (i) an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Transaction Agreement”, and the transactions contemplated by the Merger Transaction Agreement, the “Merger Transaction”), by and among Discover Bank, Academy Acquisition Corporation and the Seller, pursuant to which, subject to the terms and conditions of the Merger Transaction Agreement, immediately following the Closing and the closing of the FFELP Transaction, Acquisition Sub will merge with and into the Seller, with the Seller continuing as the surviving corporation, and the outstanding shares of common stock of the Seller (other than as specified in the Merger Transaction Agreement) will be converted into the right to receive the Merger Consideration (as defined in the Merger Transaction Agreement) and (ii) a Purchase Price Adjustment Agreement, dated as of the date of this Agreement, (the “Purchase Price Adjustment Agreement”), by and among the Seller, Discover Bank and Buyer;

WHEREAS, the Seller is the owner of Acquired Assets, including (i) the Trust Certificates, evidencing 100% of the beneficial interest in the Securitization Trusts, of which one securitizes a portfolio of Private Loans and one securitizes a portfolio of FFELP Loans sold by the Seller to the Depositor and by the Depositor to such Securitization Trust and (ii) the Unsecuritized Loans;

WHEREAS, the Trust Certificates and the portfolio of Unsecuritized Loans are pledged to CBNA in its capacity as the Omnibus Lender under the terms of the Omnibus Credit Agreement;

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of Seller’s right, title and interest in, to and under the Trust Certificates, the Seller’s entire equity interest in the Depositor and the Unsecuritized Loans;

WHEREAS, the Seller desires to assign to the Buyer, and the Buyer desires to assume, pursuant to the Buyer’s purchase of the Acquired Assets, all of the Seller’s duties, obligations and liabilities included in the Other Business Liabilities;

WHEREAS, the Seller shall apply the net proceeds from the sale and purchase of the Acquired Assets, including the Trust Certificates and the portfolio of Unsecuritized Loans together with other available funds to, among other things, repay the outstanding advances and all other amounts due and payable under the Omnibus Credit Agreement and, in consideration of such payment, the Omnibus Lender shall release the security interest under the Omnibus Credit Agreement in respect of the Acquired Assets, including the Trust Certificates and the Unsecuritized Loans;

WHEREAS, in connection with the repayment of the outstanding advances under the Omnibus Credit Agreement, CBNA in its capacity as Omnibus Lender shall waive all termination fees incurred as a result of the Seller’s early prepayment of the Omnibus Credit Agreement;

WHEREAS, the Seller will continue to provide loan servicing and other administrative services with respect to the Securitization Trusts, and the Buyer, either directly or through its Affiliates, will continue to provide loan sub-servicing and other sub-administrative services to the Seller with respect to the Securitization Trusts;

WHEREAS, the Seller desires to enter into (i) the Amended and Restated Securitization Subservicing Agreement with the Seller as servicer and CSD as subservicer in order to service the 2009-A Trust, (ii) the Sub-Administration Agreement with the Seller as administrator and CSD as sub-administrator in order to administer the 2009-A Trust and (iii) a Master Servicing Agreement with CSD as servicer in order for CSD to service the Unsecuritized Private Loans in the manner provided therein, and CSD desires to perform such servicing and administrative duties in the manner provided therein subject to the terms and provisions thereof;

WHEREAS, the Seller desires to terminate the existing Securitization Subservicing Agreement related to the 2010-1 Trust with CSD; and

WHEREAS, the Seller desires, in accordance with the FFELP Transaction Agreement, to enter into a replacement securitization subservicing agreement and sub-administration agreement with Sallie Mae, Inc., as subservicer and sub-administrator, respectively, in order to delegate to Sallie Mae, Inc. loan servicing and other administrative functions with respect to certain FFELP Loan Securitization Trusts, including the 2010-1 Trust.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS, ACCOUNTING TERMS AND INTERPRETATION

Section 1.1     Defined Terms

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A of this Agreement (such meanings to be equally applicable to both singular and plural forms of the terms defined).  Appendix A and the other appendices, exhibits and schedules to this Agreement shall constitute a part of this Agreement.

Section 1.2     Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3     Accounting Terms and Principles

All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.

Section 1.4     Certain Terms

(a)     The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(b)     Unless otherwise expressly indicated herein, (i) references in this Agreement to an Appendix, Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Appendix, Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a sub-clause of any Transaction Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(d)     References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)     The term “including” when used in any Transaction Document means “including without limitation” except when used in the computation of time periods.

(f)     The terms “Seller” and “Buyer” include their respective permitted successors and assigns hereunder.

(g)     References in this Agreement (including in Appendix A) to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

(h)     In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 1.5     Disclosure Schedules

The Buyer and the Seller hereby acknowledge and agree that the disclosure of any item in any section of the Buyer Disclosure Schedule or the Seller Disclosure Schedule shall also be deemed to be disclosed with respect to any other section of the Buyer Disclosure Schedule or the Seller Disclosure Schedule, respectively, to which the relevance of such item is reasonably apparent.

ARTICLE II

PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Acquired Assets

(a)     On the terms and subject to the satisfaction of the conditions set forth in this Agreement, including the conditions precedent set forth in Article VI, and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, on the Closing Date, the Seller hereby agrees to sell, transfer, assign and grant to the Buyer, and the Buyer hereby agrees to purchase, without recourse to the Seller and without representations or warranties (except as specifically set forth herein), and Buyer agrees to purchase from Seller, the Seller’s right, title and interest in, to and under (i) the Trust Certificates, (ii) the Unsecuritized Private Loans beneficially held by the Seller as of the Closing Date and identified in the Schedule of Unsecuritized Private Loans to be delivered electronically in the form of a Student Loan Tape on the Closing Date pursuant to the Bill of Sale, Assignment and Assumption Agreement, (iii) the Unsecuritized FFELP Loans beneficially held by the Seller as of the Closing Date and identified in the Schedule of Unsecuritized FFELP Loans to be delivered electronically in the form of a Student Loan Tape on the Closing Date pursuant to the Bill of Sale, Assignment and Assumption Agreement and (iv) the 1,000 shares of Capital Stock, par value $0.01 per share, of the Depositor (the “Depositor Shares”), in consideration of the payment of the Purchase Price to the Seller in the manner provided in Section 2.1(b) and the agreement by the Buyer to assume, pay, perform or otherwise accept or discharge all Other Business Liabilities.

(b)     Delivery or transfer of the Acquired Assets shall be made on the Closing Date prior to the consummation of the Merger Transaction.  On the Closing Date, the Buyer shall pay or cause to be paid to the Seller the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account specified by the Seller to the Buyer by written notice at least two (2) Business Days prior to the Closing Date.

(c)     Upon receipt of (i) evidence of the payment of the Purchase Price, (ii) a fully executed Accession Agreement, (iii) a fully executed Bill of Sale, Assignment and Assumption Agreement, (iv) the Seller’s receipt of an executed Buyer Satisfaction Certificate in the form attached hereto as Exhibit B and (v) the Buyer’s receipt of an executed Seller Satisfaction Certificate in the form attached hereto as Exhibit A, (A) the Buyer shall cause Sallie Mae, Inc., in its capacity as the custodian of the loan documentation evidencing the Unsecuritized FFELP Loans, to indicate in its books and records that the Buyer is the holder of the beneficial interest in the Unsecuritized FFELP Loans and the loan documentation evidencing the Unsecuritized FFELP Loans, and (B) the Seller shall:

(1)     cause each Trust Certificate, accompanied by a written instrument of transfer and such signature guarantees and evidence of authority of the Persons signing the instrument of transfer as the Owner Trustee may require in accordance with the Securitization Trust Agreement, to be delivered along with the Accession Agreement and the Opinions of Counsel described in Section 2.3 to the Owner Trustee for transfer and for issuance of a new Trust Certificate in the name of the Buyer or its designee;

(2)     cause the Unsecuritized Loans to be delivered to the Buyer by delivering the Student Loan Tape identifying the Unsecuritized Loans to the Buyer and causing CSD, in its capacity as the custodian of the loan documentation evidencing the Unsecuritized Private Loans, to indicate in its books and records that the Buyer is the holder of the beneficial interest in the Unsecuritized Private Loans and the loan documentation evidencing the Unsecuritized Private Loans; and

(3)     cause the original copy of all books and records relating to the Depositor and the sold Depositor Shares to be delivered to the Buyer on or prior to the Closing Date at the time and in the manner agreed upon by the Seller and the Buyer, but in any event prior to the consummation of the Merger Transaction.

(d)     The sale and purchase of the Acquired Assets on the Closing Date shall be consummated upon (i) the payment by the Buyer to the Seller of the Purchase Price in the manner provided in Section 2.1(b), (ii) the execution and delivery by the Seller and the Buyer of the Bill of Sale, Assignment and Assumption Agreement, (iii) the assignment to the Buyer of the Trust Certificates in accordance with the applicable requirements under the Securitization Trust Agreements, (iv) the Seller’s receipt of an executed Buyer Satisfaction Certificate and (v) the Buyer’s receipt of an executed Seller Satisfaction Certificate.  Upon the satisfaction of such conditions, such sale and purchase shall be effective as of the Closing Date, prior to the consummation of the Merger.

(e)     If the Owner Trustee requires the payment of a sum sufficient to cover the payment of any Taxes or other government charges required to be paid in connection with the purchase and sale of the Trust Certificates pursuant to Section 2.1(c), such sum shall be paid by the Buyer.

(f)     The Buyer shall be responsible for the payment of all Negative Special Allowance Payments and all other amounts, if any, owing to the Department of Education or any Guarantor and applicable to Unsecuritized FFELP Loans that are accrued and unpaid as of the Closing Date or that accrue on or after the Closing Date.

Section 2.2     Accession Agreement

On or prior to the Closing Date, the Buyer will provide the Seller with an executed Accession Agreement for Trust Certificate (the “Accession Agreement”) substantially in the form attached as Exhibit 2.2 or such other form as is acceptable to the Owner Trustee and is in accordance with the terms of the Securitization Trust Agreements.

Section 2.3     Opinions

On the Closing Date, pursuant to the terms of the Securitization Trust Agreement, the Seller will provide the Owner Trustee with Opinions of Counsel that (i) the transfer of the Trust Certificates will not cause the Securitization Trusts to be treated for U.S. federal income tax purposes as an association (or publicly-traded partnership) taxable as a corporation and will not adversely affect the federal income tax treatment of the Noteholders in any material respect and (ii) the transfer of the Trust Certificates is exempt from registration under the Securities Act of 1933, as amended, and any applicable state securities Law.

Section 2.4     Rating Agencies

Prior to the Closing Date, the Seller shall deliver written notice to the applicable Rating Agencies of the sale of the Trust Certificates to the Buyer.

Section 2.5     Partial Release of Security Interest

On or prior to the Closing Date, CBNA, as the Omnibus Lender under the Omnibus Credit Agreement, shall release its security interest in (i) the Trust Certificates concurrently with the sale of the Trust Certificates, (ii) the Unsecuritized Private Loans concurrently with the sale of the Unsecuritized Private Loans and (iii) the Unsecuritized FFELP Loans concurrently with the sale of the Unsecuritized FFELP Loans, and the receipt of the proceeds of the Purchase Price (which will be applied to repay the Omnibus Loans) by executing a partial release substantially in the form attached as Exhibit 2.5 or in such other form as is reasonably acceptable to the Omnibus Lender, and the Omnibus Lender shall deliver the Trust Certificates, which are held in its possession as collateral for the Omnibus Loans, to the Owner Trustee for transfer to CBNA in its capacity as the Buyer in the manner provided in the Securitization Trust Agreement.

Section 2.6     Intent and Characterization

The Seller and the Buyer intend that the sale of the Acquired Assets pursuant to this Agreement and the Bill of Sale, Assignment and Assumption Agreement constitute a valid sale of the Acquired Assets from the Seller to the Buyer, conveying good title to the Acquired Assets free and clear of any Lien and (i) the beneficial interest in and title to the Trust Certificates and the Unsecuritized Loans shall not be part of the Seller’s estate in the event of the bankruptcy of the Seller or the appointment of a receiver with respect to the Seller and (ii) legal title to the Unsecuritized FFELP Loans will be held by CBNA as the Eligible Lender Trustee.  The Seller and the Buyer intend and agree to treat the transfer and assignment of the Acquired Assets as an absolute transfer for financial and accounting purposes, and as an absolute and complete conveyance of title for property Law purposes.

ARTICLE III

ASSUMPTION OF CERTAIN SECURITIZATION DUTIES

Section 3.1     Assumption of Obligations of the Seller under the Securitization Master Terms Purchase Agreement

In consideration of the receipt by the Buyer of the Acquired Assets, effective as of the Closing, the Buyer shall assume, pay, perform and otherwise accept or discharge the Other Business Liabilities and the repurchase obligations of the Seller pursuant to Section 6 of the Securitization Master Terms Purchase Agreement, and in accordance with Section 17 of the Securitization Master Terms Purchase Agreement, execute an assignment and assumption agreement substantially in the form attached as Exhibit 3.1 or in such other form as the Buyer and the Seller may agree to (the “Assumption of Obligations of the Seller under the Securitization Master Terms Purchase Agreement”).

Section 3.2     Duties of Subservicer

(a)     CSD wishes to continue to act as Subservicer to the Servicer for the 2009-A Trust, and the Seller, as Servicer, wishes to continue to assign such subservicing responsibilities to CSD.  The Seller will amend and restate the existing Securitization Subservicing Agreement with CSD substantially in the form attached as Exhibit 3.2 or such other form as mutually agreed upon by the Servicer and CSD (the “Amended and Restated Securitization Subservicing Agreement”) which shall be effective as of the Closing Date.

(b)     Pursuant to Section 2.14 of the Securitization Administration Agreement, prior to the Closing Date, the Seller, as Administrator, shall use its reasonable best efforts to obtain the consent of the Owner Trustee to the amendment and restatement of the existing Securitization Subservicing Agreement for the 2009-A Trust as contemplated by Section 3.2(a).  The Seller and CSD shall use reasonable best efforts to timely notify the applicable Rating Agencies of their intention to enter into the Amended and Restated Securitization Subservicing Agreement as and if required, and if required, the Notice Condition (as such term is defined in the Securitization Indenture pursuant to which the 2009-A Trust has issued Securitization Notes) shall be satisfied.  The Seller and CSD shall use reasonable best efforts to obtain the written agreement of the Owner Trustee for the 2009-A Trust to the appointment of CSD as successor servicer if the Servicer is terminated pursuant to a servicer event of default (provided, that a Subservicer default has not occurred under the terms of the Amended and Restated Securitization Subservicing Agreement).

Section 3.3     Duties of Servicer of Unsecuritized Private Loans

CSD wishes to act as Servicer for the Unsecuritized Private Loans, and the Buyer, as owner of such loans as of the Closing Date, wishes CSD to act as Servicer for such loans.  In connection therewith, the Seller and CSD will enter into a servicing agreement substantially in the form attached as Exhibit 3.3 or such other form as mutually agreed upon by Buyer and CSD (the “Master Servicing Agreement”) which shall be effective as of the Closing Date.

Section 3.4     Appointment of Sub-Administrator

(a)     The Seller will enter into a sub-administration agreement with respect to the 2009-A Trust with CSD substantially in the form attached as Exhibit 3.4 or such other form as mutually agreed upon by the Seller and CSD (the “Sub-Administration Agreement”) which shall be effective as of the Closing Date.

(b)     Pursuant to Section 2.18 of the Securitization Administration Agreement, prior to the Closing Date, the Seller and the Buyer shall use reasonable best efforts to timely notify the applicable Rating Agencies as and if required, and if required, to obtain confirmation from the applicable Rating Agencies on the rating of the Securitization Notes issued by the 2009-A Trust after giving effect to the Sub-Administration Agreement.  The Seller and CSD shall use reasonable best efforts to obtain the written agreement of the Owner Trustee to the appointment of CSD as successor administrator if the Administrator is terminated pursuant to an administrator event of default (provided, that a sub-administrator default has not occurred under the terms of the Sub-Administration Agreement).

ARTICLE IV

PURCHASE OF DEPOSITOR

Section 4.1     Purchase and Sale

(a)     On the terms and subject to the satisfaction of the conditions set forth in this Agreement, including the conditions precedent set forth in Article VII and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, the Seller hereby agrees to sell and assign all the Depositor Shares, without recourse to the Seller and without representations or warranties (except as specifically set forth herein), to the Buyer, and the Buyer hereby agrees to purchase all the Depositor Shares from the Seller and, from and after the Closing Date, to assume, pay, perform and otherwise accept or discharge all Depositor Liabilities as sole stockholder of the Depositor.

(b)     Delivery or transfer of the books and records of the Depositor and the sold Depositor Shares shall be made on the Closing Date at the time and in the manner agreed upon by the Seller and the Buyer, but in any event prior to the consummation of the Merger Transaction.

Section 4.2     No Dividends, Repayments or Returns of Capital Contributions

(a)     The Depositor agrees that from and including the Commitment Date to and including the Closing Date without the prior written consent of the Buyer (i) it will not declare any dividends, repay any subordinated loans or return any capital contributions of its sole stockholder or (ii) otherwise sell or distribute any asset or incur any new obligation.

Section 4.3     Intent and Characterization.

The Seller and the Buyer intend that the sale of the Depositor Shares pursuant to this Agreement and the Bill of Sale, Assignment and Assumption Agreement related to the such sale constitute a valid sale of such Depositor Shares from the Seller to the Buyer, conveying good title to such Depositor Shares free and clear of any Lien), and that the beneficial interest in and title to such Depositor Shares shall not be part of the Seller’s estate in the event of the bankruptcy of the Seller or the appointment of a receiver with respect to the Seller.  The Seller and the Buyer intend and agree to treat the transfer and assignment of such Depositor Shares as an absolute transfer for Tax, financial and accounting purposes, and as an absolute and complete conveyance of title for property Law purposes.

Section 4.4     SEC Filings; Depositor Agreement

On the Closing Date, the Buyer, the Depositor, the Administrator, the Servicer and each subservicer to the Depositor’s public and private securitization trusts shall enter into a depositor agreement substantially in the form of Exhibit 4.4 (the “Depositor Agreement”) pursuant to which such parties will agree to reasonably cooperate with each other to complete all filings prior to the date on which filings are required.

Section 4.5     Buyer’s Acknowledgments

The Buyer understands, agrees and acknowledges the following with respect to the Depositor Shares:

(i)     it has sufficient knowledge, experience and professional advice to make its own evaluation of the merits and risks of investment in the Depositor Shares and has been given the opportunity to conduct its own investigation regarding the Depositor and to ask such questions and receive such information concerning the Depositor as it has deemed necessary or advisable to make its investment decision;

(ii)     the acquisition of the Depositor Shares by the Buyer will be for its own account; and

(iii)     it is not acquiring the Depositor Shares with a view to distribution thereof or with any present intention of offering or selling the Depositor Shares or any interest therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1     Representations and Warranties of each Party

Each party to this Agreement represents and warrants to each of the other parties to this Agreement for their benefit and for the benefit of each of their respective successors and assigns as of the Commitment Date and as of the Closing Date that:

(a)     Organization; Power

Such party is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, has all requisite corporate or similar power and authority to carry on its business as now conducted and to perform its obligations under the Transaction Documents to which it is a party and, except where the failure individually or in the aggregate would not have a material adverse effect on its ability to timely perform its material obligations under such Transaction Documents, is duly qualified, has obtained all licenses and approvals to do business and is in good standing in each jurisdiction where such qualification or licensing is required.

(b)     Authorization; Enforceability; Due Execution and Delivery

Such party has all necessary corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions contemplated thereby.  The execution and delivery by such party of the Transaction Documents to which it is a party and the consummation by such party of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate or similar action of such party, and no other proceedings on the part of such party are necessary to authorize the execution and delivery of the Transaction Documents or to consummate the Transactions contemplated thereby.  The Transaction Documents to which such party is a party have been (or at the time of the Closing, will be) duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of each other party, the Transaction Documents to which such party is a party constitute a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles, regardless of whether considered in a proceeding in equity or at law).

(c)     Government and Third Party Approvals; No Conflicts

Except as would not reasonably be expected to have a material adverse effect on such party’s ability to timely perform its material obligations under the Transaction Documents to which such party is a party and except as set forth in Section 5.1(c) of the Seller Disclosure Schedule or Section 5.1(c) of the Buyer Disclosure Schedule, as applicable, the execution and delivery of the Transaction Documents to which such party is a party by such party and the consummation of the Transactions contemplated thereby do not and will not (i) require any consent, approval, registration or filing with any Governmental Authority or any other third party by such party except for (A) those that have been obtained and are in full force and effect and (B) the applicable requirements of the Exchange Act, (ii) violate any Law, the certificate of incorporation or by-laws or other organizational documents of such party or its Subsidiaries or any Order applicable to such party, (iii) violate, conflict with or result in a default under any indenture, agreement or other instrument binding upon such party or its Subsidiaries or assets or give rise to a right thereunder to require any payment by such party or its Subsidiaries or (iv) result in any Lien (other than Permitted Liens) on any assets of such party or its Subsidiaries.

(d)     Litigation

As of the date hereof, there is no investigation, claim, action or proceeding by or before any arbitrator or Governmental Authority pending or, to the knowledge of such party, threatened, against such party or its Subsidiaries, and there is no Order, before any arbitrator or Governmental Authority, in each case, as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have a material adverse effect on such party’s ability to timely perform its material obligations under any Transaction Documents to which it is a party.

(e)     Compliance with Law

Such party and each of its Subsidiaries is in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a material adverse effect on such party’s ability to timely perform its material obligations under any Transaction Documents to which it is a party.

Section 5.2     Additional Representations and Warranties of the Seller

The Seller represents and warrants to each of the other parties to this Agreement for their benefit and for the benefit of each of their respective successors and assigns as of the Commitment Date and as of the Closing Date that:

(a)     Opinion of Financial Advisor

The Special Committee has received the written opinion of each of Gleacher & Company, Inc. and Moelis & Company LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Purchase Price to be received by Seller pursuant to this Agreement is fair from a financial point of view to the Seller.

(b)     No Other Representations and Warranties

Except for the representations and warranties contained in Section 5.1 and Section 5.2, neither the Seller nor any other Person on behalf of the Seller or any of its Subsidiaries or Affiliates makes any express or implied representation or warranty with respect to the Seller or any of its Subsidiaries or Affiliates or with respect to the Acquired Assets or any other information provided to the Buyer in connection with the Transactions.

Section 5.3     Additional Representations and Warranties of Buyer

The Buyer represents and warrants to each of the other parties to this Agreement for their benefit and for the benefit of each of their respective successors and assigns as of the Commitment Date and as of the Closing Date that:

(a)     Accession Agreement.  The Buyer hereby affirms each of the representations and warranties to be made by it in the Accession Agreement.

(b)     Agreements with Other Parties.  As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in the Transaction Documents and the Related Transaction Documents) between the Buyer or its Affiliates and either (i) Discover Bank or its Affiliates or (ii) SLM Corporation or its Affiliates, in each case, with respect to any of the Transactions or the Related Transactions that would have the effect of providing additional consideration in excess of the Merger Consideration (as defined in the Merger Transaction Agreement) provided to CBNA pursuant to the Merger Transaction Agreement.

(c)     Additional Funds.  The Buyer’s obligations hereunder are not subject to any conditions regarding the Buyer’s, or any other person’s, ability to obtain financing for the consummation of the Transactions.  The Buyer has, and as of the Closing will have, cash on hand sufficient to (i) enable the Buyer to perform its obligations hereunder, (ii) consummate the Transactions and (iii) pay all costs and expenses incurred by the Buyer in connection with this Agreement and the other Transaction Documents and the Transactions, including (x) the Purchase Price and (y) any other payments or obligations of the Buyer pursuant to the Transaction Documents.

(d)     Eligible Lender.  The Buyer hereby affirms that it is an “eligible lender” under the Higher Education Act of 1965, 20 U.S.C. Section 1001 et seq., as amended or supplemented from time to time, and all regulations and guidelines promulgated thereunder.

ARTICLE VI

CLOSING

Section 6.1     Closing

(a)     Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the closing of the Transactions (the “Closing”) will take place at 10:00 a.m., New York time, on the third Business Day following the date on which the last of the conditions required to be satisfied or waived pursuant to Article VI hereof satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing occurs being the “Closing Date”).  Subject to the terms and conditions of this Agreement, the parties will cooperate to cause the Closing to occur (i) immediately prior to or concurrently with the closing of the FFELP Transaction and (ii) prior to the closing of the Merger Transaction.

(b)     Each condition precedent to the Closing will be deemed to have been satisfied or waived upon the execution and delivery by the Seller of the Seller Satisfaction Certificate and the execution and delivery by the Buyer of the Buyer Satisfaction Certificate.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1     Conditions to the Obligations of the Parties

The obligation of each party to this Agreement to consummate the Transactions is subject to the satisfaction or waiver (by mutual agreement of the parties, to the extent permitted by applicable Law) of the following conditions:

(a)     no Governmental Authority shall have commenced, enacted, issued, promulgated, enforced or entered any suit, proceeding, Order or Law which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions;

(b)     the parties to the FFELP Transaction Agreement shall be in a position to close the FFELP Transaction immediately following or concurrently with the closing of the Transactions and shall have notified the parties hereto in writing of their intent to do so; and

(c)     the parties to the Merger Transaction Agreement shall be in a position to close the Merger Transaction immediately following the closing of the Transactions and the FFELP Transaction.

Section 7.2     Conditions to the Obligations of the Buyer

The obligation of the Buyer to consummate the Transactions is subject to the satisfaction or waiver by the Buyer of the following further conditions:

(a)     the representations and warranties of the Seller contained in the Transaction Documents to which it is a party shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b)     the Seller shall have performed and complied in all material respects with all material agreements and covenants required by the Transaction Documents to be performed or complied with by the Seller at or prior to the Closing;

(c)     the Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by an executive officer of the Seller, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d)     the Seller shall have delivered to the Buyer the Seller Satisfaction Certificate, dated the Closing Date and signed by an executive officer of the Seller;

(e)     all documents, certificates and opinions specified in Section 7.4  to be delivered by the other parties to the Transaction Documents on the Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof; and

(f)     the Seller shall have delivered prior written notification to the Rating Agencies of (i) the appointment of the Sub-Administrator and the Sub-Administration Agreement, (ii) the amendment and restatement of the existing Securitization Subservicing Agreement for the 2009-A Trust in the form of the Amended and Restated Securitization Subservicing Agreement and (iii) the Assumption of Obligations of the Seller under Securitization Master Terms Purchase Agreement, which shall be provided to the applicable Rating Agencies on a timely basis as and if required, and if required, the Notice Condition (as such term is defined in the Securitization Indenture pursuant to which the 2009-A Trust has issued Securitization Notes) shall be satisfied.

Section 7.3     Conditions to the Obligations of the Seller

The obligation of the Seller to consummate the Transactions is subject to the satisfaction or waiver by the Seller of the following further conditions:

(a)     the representations and warranties of the Buyer contained in the Transaction Documents to which it is a party shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(b)     the Buyer shall have performed and complied in all material respects with all material agreements and covenants required by the Transaction Documents to be performed or complied with by the Buyer at or prior to the Closing;

(c)     the Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by an executive officer of the Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)     the Buyer shall have delivered to the Seller the Buyer Satisfaction Certificate, dated the Closing Date and signed by an executive officer of the Buyer; and

(e)     all documents, certificates and opinions specified in Section 7.4  to be delivered by the other parties to this Agreement or the other Transaction Documents on the Closing Date shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof.

Section 7.4     Closing Documents

On the Closing Date, each of the parties hereto shall deliver or cause to be delivered duly executed copies of the following documents to which they are a party or for which they are otherwise responsible as set forth below:

(a)     the Bill of Sale, Assignment and Assumption Agreement (together with the Schedule of Unsecuritized Private Loans and the Schedule of Unsecuritized FFELP Loans to be delivered electronically in the form of a Student Loan Tape to the Buyer by the Seller);

(b)     the Depositor Agreement;

(c)     the Accession Agreement;

(d)     the Partial Release of Security Interest;

(e)     the Assumption of Obligations of the Seller under the Securitization Master Terms Purchase Agreements;

(f)     the Amended and Restated Securitization Subservicing Agreement;

(g)     the Sub-Administration Agreement;

(h)     the Master Servicing Agreement;

(i)     a certificate of good standing of the Seller dated as of a date within five (5) Business Days prior to the Closing Date to be delivered by the Seller;

(j)     a Secretary Certificate of each of the Buyer and the Seller attaching their respective organizational documents, board resolutions and incumbency certificate;

(k)     the delivery of the loan documentation evidencing the Unsecuritized Loans to CSD as custodian acting on behalf of the Buyer;

(l)     written evidence of the satisfaction of the conditions set forth in Section 7.2(f);

(m)     all Opinions of Counsel required to be delivered pursuant to this Agreement and the other Transaction Documents; and

(n)     all UCC-3 financing statements required to release the security interest of the Omnibus Lender under the Omnibus Credit Agreement in respect of the Unsecuritized FFELP Loans, Unsecuritized Private Loans and the Trust Certificates to be delivered by the Seller on behalf of the Omnibus Lender for filing within three (3) Business Days following the Closing Date.

ARTICLE VIII

COVENANTS

Section 8.1     No Public Announcements

The initial press releases with respect to the Transactions and the Related Transactions shall be press releases mutually agreed upon by the Buyer, the Seller, Discover Bank and SLM Corporation.  The Seller and the Buyer shall consult with each other and with Discover Bank and SLM Corporation before issuing any other press release or otherwise making any public statements with respect to the Transaction Documents, the Related Transaction Documents, the Transactions or the Related Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or any listing agreement with the New York Stock Exchange to which the Seller or the Buyer is a party.

Section 8.2     Appropriate Action; Consents; Filings

(a)     Subject to the terms and conditions hereof, the parties hereto will use their respective reasonable best efforts to consummate and make effective the Transactions and the Related Transactions and to cause the conditions to the Transactions set forth in Article VII to be satisfied, including:

(i)     the obtaining of all necessary actions or nonactions, consents, terminations or expirations of waiting periods and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions (provided that, notwithstanding anything in this Agreement, in no event shall any party be required to make any payment to any such other Persons to obtain such approval);

(ii)     the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance or consummation of the Transactions in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and

(iii)     the execution and delivery of any additional instruments necessary to consummate the Transactions by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.

The Seller and the Buyer shall cooperate (A) in promptly determining whether any filings are required to be or should be made or whether any consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or non-U.S. Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Seller’s business in connection with the consummation of the Transactions and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b)     If any administrative or judicial action or proceeding, including any proceeding by a private person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any antitrust or other Law in any jurisdiction, the Buyer shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person (and the Seller shall cooperate with the Buyer with respect to such matters).

(c)     Each of the Buyer and the Seller shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and the Buyer and the Seller shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Transactions.  Each party shall without limitation:  (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Transactions, (ii) use its reasonable best efforts to permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority with respect to the Transactions, (iii) use its reasonable best efforts not to participate in any meeting or have any communication with any such Governmental Authority with respect to the Transactions, unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, and (iv) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority with respect to the Transactions.

Section 8.3     Access to Information; Confidentiality.

(a)     From the date hereof to the Closing Date, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Seller shall (i) provide to the Buyer (and its officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, agents and other advisors and representatives, collectively, “Representatives”) reasonable access during normal business hours and, following reasonable notice from the Buyer, to the Seller’s and its Subsidiaries’ properties, books, contracts and records and other information as the Buyer may reasonably request regarding the Acquired Assets or as may otherwise be reasonably required in connection with the Transactions, and (ii) furnish promptly to the Buyer such information concerning the same as the Buyer or its Representatives may reasonably request; provided, however, that the Seller shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Seller, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by the Seller or (z) otherwise violate any applicable Laws.

(b)     The Buyer shall use the information provided pursuant to Section 8.3(a) solely for the purposes of effecting the Transactions.

(c)     Following the Closing, the Seller and the Buyer shall use reasonable best efforts to make available to each other, upon written request, their respective Representatives for fact finding, consultation and interviews and as witnesses or other participants to the extent that any such Person may reasonably be requested in connection with any action, suit, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at law or in equity in which the requesting party may from time to time be involved relating to the business of the Seller as such business was conducted prior to the Closing (and the Seller and the Buyer will cause such Representatives to cooperate with the requesting party to produce, subject to and in accordance with this Section 8.3(c), such books and records as are reasonably required in connection with such matters).  Except as otherwise agreed, the Seller and the Buyer hereby agree to reimburse each other for reasonable out-of-pocket expenses incurred by the other in connection with providing individuals, witnesses and/or books and records pursuant to this Section 8.3(c).

Section 8.4     Conduct of Business.

(a)     The Seller covenants and agrees that, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as may be required by Law or any Governmental Authority, (ii) as may be agreed in writing by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required under, the Transaction Documents or the Related Transaction Documents, (iv) as set forth in Section 8.4(a) of the Seller Disclosure Schedule, or (v) as would not reasonably be expected to have a material effect on the Acquired Assets or the ability of the Seller and its Affiliates to perform their obligations under the Transaction Documents, it shall (A) comply with the terms set forth in Section 6.1(a) of the Merger Transaction Agreement (except the references therein to “Post-Sale Company” shall be replaced by “the Company” as defined therein) (without giving effect to any consents or waivers thereof) and (B) maintain its current cash management policies in the ordinary course of business consistent with past practice.

(b)     With respect to the Depositor, the Seller shall cause the Depositor to:

(i)     comply in all respects with its permitted purposes and activities clause and in all material respects with all other provisions of its certificate of incorporation or by-laws and not amend its certificate of incorporation or by-laws;

(ii)     not act as a depositor with respect to any new securitization vehicle, or except as provided herein, enter into any new agreements or amend any of its existing agreements;

(iii)     comply in all material respect with all agreements to which it is currently a party;

(iv)     timely file all required reports under the Exchange Act; and

(v)     remain a wholly owned subsidiary of the Seller.

(c)     The Buyer covenants and agrees that, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article IX, the Buyer shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the Buyer or any of its Subsidiaries to consummate any of the Transactions.

Section 8.5     Tax Matters

(a)     All applicable sales, use, transfer, stamp, stock transfer or similar Taxes that are or become due and payable as a result of the Transactions, whether such Taxes are imposed by Law on the Seller, the Buyer, or any of their Affiliates (such Taxes, “Transfer Taxes”), shall be borne by the Buyer.  Any Tax Returns with respect to Transfer Taxes shall be prepared by the party hereto that customarily has primary responsibility for filing such Tax Returns pursuant to applicable Law.

(b)     Each party hereto shall, and shall cause its Affiliates to, (i) provide cooperation and assistance to the other party hereto, as reasonably requested, in preparing and filing Tax Returns relating to the Acquired Assets and responding to Tax Contests relating to the Acquired Assets; (ii) until the later of (x) the tenth (10th) anniversary of the Closing Date and (y) the expiration of the applicable statute of limitations, retain such information, records, and documents as may be necessary for purposes of preparing and filing such Tax Returns or responding to such Tax Contests; (iii) make available to the other party hereto, as reasonably requested, such information, records, and documents as may be necessary for purposes of preparing and filing such Tax Returns or responding to such Tax Contests; and (iv) use reasonable efforts, as reasonably requested, to obtain any certificate or other document from any Governmental Authority or any other Person or take any other action, in each case, as may be necessary to mitigate, reduce, or eliminate any Taxes relating to the Acquired Assets that could be imposed on the other party hereto (including, but not limited to, Taxes resulting from the Transactions).

(c)     Notwithstanding anything in this Agreement to the contrary, the parties hereto shall, and shall cause their respective Affiliates to, treat the transfer of the Acquired Assets under this Agreement as the satisfaction by the Seller, pursuant to its deemed liquidating distribution resulting from the election under Section 338(h)(10) of the Code by CBNA and Discover Bank with respect to the Merger Transaction, of amounts outstanding under the Omnibus Loan equal to the aggregate net fair market value of the Acquired Assets as of the Closing Date, and with any excess amounts outstanding under the Omnibus Loan being treated as contributed to Seller’s capital for Tax purposes.

Section 8.6     Related Transaction Documents. Without the prior written consent of the Buyer, the Seller shall not (a) amend, modify or waive any provision of the Related Transaction Documents in a manner that materially and adversely affects the Buyer’s rights and obligations or (b) terminate any Related Transaction Document by the mutual written agreement of the Seller and the applicable counterparty.  Subject to the foregoing, the Seller shall deliver promptly to the Buyer copies of all amendments, modifications and waivers to any Related Transaction Document.

Section 8.7     Agreements with Other Parties.  Without the prior written consent of the Seller (upon the recommendation of the Special Committee), between the date of this Agreement and the Closing Date, the Buyer shall not, and shall not permit any of its Affiliates to, enter into any agreements, arrangements or understandings (other than as provided in the Transaction Documents and the Related Transaction Documents) between the Buyer or its Affiliates and either (a) Discover Bank or its Affiliates or (b) SLM Corporation or its Affiliates, in each case, with respect to any of the Transactions or the Related Transactions that would have the effect of providing additional consideration in excess of the Merger Consideration (as defined in the Merger Transaction Agreement) provided to CBNA pursuant to the Merger Transaction Agreement.

Section 8.8     Directors’ and Officers’ Indemnification and Insurance.

(a)     The Buyer or its Affiliates shall maintain in full force and effect to the extent commercially available, for a period of six (6) years after the Closing Date, policies of directors’ and officers’ insurance (the “D&O Insurance Policies”) covering the Seller’s current or former directors, officers or employees, as the case may be (the “Indemnitees”), that provide coverage for wrongful acts occurring at or prior to the Closing; provided that the coverage terms and conditions for such Indemnitees under D&O Insurance Policies shall not be materially less favorable, taken as a whole, than the coverage terms and conditions provided to the current directors and officers of the Buyer or its Affiliates as of the date hereof and shall be from insurance carriers used by the Buyer or its Affiliates for its directors’ and officers’ insurance coverage.

(b)     For a period of six (6) years after the Closing Date, the Buyer shall indemnify the Seller for the payments and obligations of the Seller with respect to the Indemnitees to the extent currently provided for in the Seller’s certificate of incorporation and by-laws and all other agreements relating to indemnification existing as of the date hereof between certain officers and directors of the Seller, on the one hand, and the Seller, on the other hand.

(c)     The Seller covenants and agrees to perform in accordance with their respective terms the agreements listed on Section 8.8(c) of the Seller Disclosure Schedule and to pay promptly in accordance with the terms of such agreements the amounts set forth in Section 8.8(c) of the Seller Disclosure Schedule to the persons listed therein.  The Buyer acknowledges and confirms its obligations (i) to indemnify and hold harmless the Seller for such payments and (ii) in the event the Seller fails to make such payments, to pay, on the Seller’s behalf, such amounts.

(d)     The Indemnitees to whom this Section 8.8 applies shall be third party beneficiaries of this Section 8.8.  The provisions of this Section 8.8 are intended to be for the benefit of each Indemnitee, his or her heirs or representatives.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Transactions may be abandoned, at any time prior to the Closing Date, as follows:

(a)     by mutual written consent of each of the Buyer and the Seller (upon the recommendation of the Special Committee);

(b)     by written notice of either the Buyer or the Seller (upon the recommendation of the Special Committee), if (i) the Transactions have not been consummated on or before March 31, 2011 (the “Termination Date”); and (ii) the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before such date; provided that, if as of the Termination Date, (A) all of the conditions to this Agreement (other than those that are to be satisfied by action taken at the Closing) shall have been satisfied or waived other than the conditions set forth in (x) Section 7.1(a), or (y) Section 7.1(b) or Section 7.1(c) (to the extent resulting from the failure to obtain regulatory approvals) or (B) the “Termination Date” (as defined in the FFELP Transaction Agreement or the Merger Transaction Agreement) has been extended, then the Termination Date shall be automatically extended to April 30, 2011 or such date as the Termination Date (as defined in the FFELP Transaction Agreement or the Merger Transaction Agreement) has been extended;

(c)     by written notice of either the Buyer or the Seller (upon the recommendation of the Special Committee), if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with its obligations under Section 8.2 hereof;

(d)     by written notice from the Seller (upon the recommendation of the Special Committee) to the Buyer, if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Termination Date; provided that the Seller shall have given the Buyer written notice, delivered at least forty-five (45) days prior to such termination, stating the Seller’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination;

(e)     by written notice from the Buyer to the Seller, if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Termination Date; provided that the Buyer shall have given the Seller written notice, delivered at least forty-five (45) days prior to such termination, stating the Buyer’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; or

(f)     by written notice of either the Buyer or the Seller (upon the recommendation of the Special Committee), if either the FFELP Transaction Agreement or the Merger Transaction Agreement has been terminated.

Section 9.2     Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, legal counsel, accountant, consultant, representative or Affiliate of such party) to the other party hereto; provided, however, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of its obligations under this Agreement.  For purposes of this Agreement, “knowing and intentional breach” means an act or failure to act which constitutes a material breach of this Agreement with respect to which the breaching party has knowledge (actual or constructive) that such act or failure to act would or would reasonably be expected to breach its obligations under this Agreement.  The provisions of this Article IX and Article X shall survive any termination hereof pursuant to Section 9.1.

Section 9.3     Amendment

This Agreement may be amended by mutual agreement of the parties hereto at any time prior to the Closing Date (in the case of the Seller, by the Board of Directors (upon the recommendation of the Special Committee)).  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.4     Waiver

(a)     At any time prior to the Closing Date, subject to applicable Law, any party (in the case of the Seller, by the Board of Directors (upon the recommendation of the Special Committee)) hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Seller or the Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1     Non-Survival of Representations, Warranties and Agreements

The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto and by any Person shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing or after termination of this Agreement, including those contained in Section 8.8.

Section 10.2     Assignments

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns, which shall include successors by operation of Law, such as by merger.  No party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Seller and the Buyer.

Section 10.3     Costs and Expenses

Each party shall each bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with the consummation of the Transactions and the other Transaction Documents to which they are a party.

Section 10.4     Use of Proceeds

The Seller shall treat the proceeds of the Purchase Price as proceeds of Collateral (as such term is defined in the Omnibus Credit Agreement) and will apply such proceeds in accordance with Section 5.2(b) of the Omnibus Credit Agreement.

Section 10.5     Relationship of Parties

Nothing contained in the Transaction Documents shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

Section 10.6     Non-Petition Covenants

Each party to this Agreement, by entering into this Agreement, hereby covenants and agrees that it shall not at any time institute against the Depositor or the Securitization Trusts, or join in any institution against the Depositor, the Securitization Trusts or any Other Securitization Trust, any bankruptcy, reorganization, arrangement, insolvency, receivership or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar Law in connection with any obligations relating to this Agreement or any other Transaction Document.

Section 10.7     Notices, Etc.

(a)     Addresses for Notices.  All notices, demands, requests, consents and other communications provided for, or required to be given, in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail) and addressed to the party to be notified at their respective addresses set forth in Appendix B.  The parties hereto may change their respective addresses for notices from time to time by written notice to the other party hereto subject to written acknowledgment of receipt by the other party hereto.

(b)     Effectiveness of Notices.  All notices, demands, requests, consents and other communications described in Section 10.7(a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received in the mails and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 10.7(a) above.

Section 10.8     Governing Law

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any otherwise applicable choice or conflict of laws provision or rule.

Section 10.9     Entire Agreement; No Third Party Beneficiaries

This Agreement (including the exhibits, appendices and schedules hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than after the Closing, the rights to indemnification, contribution and reimbursement pursuant to Section 8.8 hereof (of which the persons entitled thereto are the intended beneficiaries).

Section 10.10     Submission to Jurisdiction; Service of Process

(a)     Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal or other state court of the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any such court.  Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)     Each party to this Agreement irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by personal delivery of copies of such process to such party.  Nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 10.11     Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY RELEASES, WAIVES AND RELINQUISHES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR CAUSE OF ACTION IN WHICH ANY OF THEM ARE PARTIES, WHICH IN ANY WAY (DIRECTLY OR INDIRECTLY) ARISES OUT OF, RESULTS FROM OR RELATES TO ANY OF THE FOLLOWING, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER BASED ON CONTRACT OR TORT OR ANY OTHER LEGAL BASIS:  (I) THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (II) ANY PAST, PRESENT OR FUTURE ACT, OMISSION, CONDUCT OR ACTIVITY WITH RESPECT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (III) ANY TRANSACTION, EVENT OR OCCURRENCE CONTEMPLATED BY THIS AGREEMENT; (IV) THE PERFORMANCE OF ANY OBLIGATION OR THE EXERCISE OF ANY RIGHT UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; AND (V) THE ENFORCEMENT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY.  EACH OF THE PARTIES HERETO HEREBY FURTHER AGREES THAT THIS AGREEMENT CONSTITUTES ITS WRITTEN CONSENT THAT TRIAL BY JURY SHALL BE WAIVED IN ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION AND AGREES THAT EACH OF THEM SHALL HAVE THE RIGHT AT ANY TIME TO FILE THIS AGREEMENT WITH THE CLERK OR JUDGE OF ANY COURT IN WHICH ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION MAY BE PENDING AS WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

Section 10.12     Further Assurances

The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement, the other Transaction Documents and the Related Transactions.

Section 10.13     Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14     Article and Section Titles

The article and section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference an article or section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Article or Section, the reference to the title shall govern absent manifest error.

Section 10.15     Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.16     Specific Performance

The parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any party, an aggrieved party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.  Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties.  Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE STUDENT LOAN CORPORATION, as the Seller, the Servicer and the Administrator

By:  /s/ Michael J. Reardon
        Name: Michael J. Reardon
        Title: Chief Executive Officer

CITIBANK, N.A., as the Buyer and the Omnibus Lender

By:   /s/Douglas Peterson
     Name: Douglas Peterson
     Title: Chief Operating Officer

SLC STUDENT LOAN RECEIVABLES I, INC., as the Depositor

By:  /s/ Michael J. Reardon
        Name: Michael J. Reardon
        Title: Chief Executive Officer

CITIBANK (SOUTH DAKOTA) NATIONAL ASSOCIATION, as the Servicer with respect to the Unsecuritized Private Loans and as the Subservicer with respect to the 2009-A Trust

By:   /s/ Kendall E. Stork
     Name: Kendall E. Stork
     Title: President

Appendix A

DEFINITIONS

“2009-A Trust” means the SLC Private Student Loan Trust 2009-A, a Delaware statutory trust.

“2010-1 Trust” means the SLC Student Loan Trust 2010-1, a Delaware statutory trust.

“Accession Agreement” has the meaning given to such term in Section 2.2 of the Agreement.

“Acquired Assets” means, collectively, (i) the Trust Certificates; (ii) Securitization Restricted Cash with respect to the Securitization Trusts; (iii) the portfolio of Unsecuritized Private Loans; (iv) the portfolio of Unsecuritized FFELP Loans; (v) all of the shares of the Depositor; (vi) any remaining loans (other than FFELP Loans or Private Loans); (vii) cash, cash equivalents, accounts receivables and any liquid securities of the Seller; (viii) all data, information, books and records required to service and administer the Unsecuritized Loans and the Securitization Trusts; (ix) the minute books and organizational documents of the Depositor; and (x) any and all right, title or interest of the Seller or any of its Subsidiaries in, to or under any Citi Marks.

“Administrator” means the Seller in its capacity as Administrator under the Securitization Administration Agreement and its permitted successors and assigns in such capacity.

“Affiliate” means, with respect to a Person, a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person; provided that for purposes of (i) the Buyer, “Affiliate” shall not include the Seller or its Subsidiaries and (ii) the Seller, “Affiliate” shall not include the Buyer or its Subsidiaries (other than the Seller or its Subsidiaries).

“Agreement” means this Asset Purchase Agreement, dated as of the Commitment Date, by and among (i) The Student Loan Corporation, as the Seller, the Servicer and the Administrator, (ii) CBNA, in its individual capacity and as the Buyer and the Omnibus Lender and CSD as servicer with respect to the Unsecuritized Loans and subservicer with respect to the 2009-A Trust.

“Amended and Restated Securitization Subservicing Agreement” has the meaning given to such term in Section 3.2 of the Agreement.

“Assumption of Obligations of the Seller under Securitization Master Terms Purchase Agreement” has the meaning given to such term in Section 3.1 of the Agreement.

“Bill of Sale, Assignment and Assumption Agreement” means that certain Bill of Sale, Assignment and Assumption Agreement between the Seller and the Buyer, substantially in the form attached as Exhibit 2.1 to the Agreement or such other form as is acceptable to such parties.

“Board of Directors” means the board of directors of the Seller.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the State of New York are authorized or obligated to be closed.

“Buyer” means CBNA, in its capacity as the buyer under the Agreement.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached as Schedule A to the Agreement.

“Buyer Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer or any of its Subsidiaries (other than the Seller or its Subsidiaries) to consummate any of the Transactions, other than any change, effect or circumstance relating to, resulting from or arising out of any action taken as permitted or required by the Transaction Documents, the Transactions, the Related Transaction Documents or the Related Transactions or with the consent or at the direction of the Seller.

“Buyer Satisfaction Certificate” means a certificate executed and delivered by the Buyer, substantially in the form of Exhibit B to the Agreement, certifying that all conditions to the consummation of the Transactions have been waived or satisfied to the satisfaction of the Buyer.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means any and all shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations, preferred interests, equity interests of or in a corporation, partnership, limited liability company or other legal entity, whether voting or non-voting.

“Citi Marks” shall mean (i) “Citi”, “Citigroup”, “Citi and Arc Design”, “City”, “citi”, “citigroup”, “citi and Arc Design”, “city”, the Arc Design, (ii) any name, mark or design consisting of, incorporating, combining, or similar to any of the foregoing terms or designs and/or (iii) any other Trademarks owned by CBNA or any of its Affiliates (other than the Seller and its Subsidiaries).

“Closing” has the meaning given to such term in Section 6.1 of the Agreement.

“Closing Date” has the meaning given to such term in Section 6.1 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Date” means the effective date of the Agreement set forth herein.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Department of Education” or “Department” means the United States Department of Education.

“Depositor” means, with respect to the Securitization Trusts, SLC Student Loan Receivables I, Inc., a Delaware corporation.

“Depositor Liabilities” means all obligations first required to be performed by the Depositor after the Closing under Appendix C.

“Depositor Shares” has the meaning given to such term in Section 4.1(a) of the Agreement.

“D&O Insurance Policies” has the meaning given to such term in Section 8.8(a) of the Agreement.

“DOE Participation and Purchase Program” means the United States Department of Education’s Participation and Purchase Program established pursuant to the Ensuring Continued Access to Student Loans Act of 2008.

“Eligible Lender Trustee” means CBNA, in its capacity as the trustee for purposes of holding legal title to the Unsecuritized FFELP Loans, and its permitted successors and assigns in such capacity.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FFELP” means the U.S. Federal Family Education Loan Program.

“FFELP Loan” means a U.S. federally-insured student loan that has been authorized to be made or held by the Seller as the beneficiary of a student loan trust as part of the FFELP and authorized by the Higher Education Act, or the Health Education Assistance Loan Program, as amended, including a Stafford, PLUS, Consolidation or HEAL student loan.

“FFELP Transaction” has the meaning given to such term in the Recitals of the Agreement.

“FFELP Transaction Agreement” has the meaning given to such term in the Recitals of the Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreement” means any agreement between any Guarantor and the Eligible Lender Trustee on behalf of the Securitization Trusts providing for the payment by the Guarantor of amounts authorized to be paid pursuant to the Higher Education Act to holders of qualifying Student Loans guaranteed in accordance with the Higher Education Act by such Guarantor.

“Guarantor” means any FFELP guaranty agency with which the Seller and the Eligible Lender Trustee has in place a Guarantee Agreement, and which guarantor is reinsured by the Department of Education for a percentage of claims paid for a given federal fiscal year.

“Higher Education Act” means the Higher Education Act of 1965, 20 U.S.C. Section 1001 et seq., as amended or supplemented from time to time, and all regulations and guidelines promulgated thereunder.

“Indemnitees” has the meaning given to such term in Section 8.8(a) of the Agreement.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, requirements or Orders promulgated by any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Master Servicing Agreement” has the meaning specified in Section 3.2.

“Merger Transaction” has the meaning given to such term in the Recitals of the Agreement.

“Merger Transaction Agreement” has the meaning given to such term in the Recitals of the Agreement.

“Negative Special Allowance Payments” means any Special Allowance Payments rebate on a Student Loan required to be made by the holder of any such loan pursuant to Section 438 of the Higher Education Act.

“Note” means a note evidencing a Student Loan.

“Noteholder” means the holder of a Securitization Note.

“Omnibus Credit Agreement” means the Amended & Restated Omnibus Credit Agreement, dated as of January 29, 2010, as amended by the Amendment No. 1 thereto, dated as of February 11, 2010, by and among (i) the Seller, as borrower, (ii) CBNA, as lender, (iii) CBNA, in its separate capacity as the trustee under the trust agreement identified therein, and (iv) the non-securitization Subsidiaries of the Seller that may become parties thereto from time to time, as the same may be further amended or otherwise modified from time to time in accordance with the terms thereof.

“Omnibus Lender” means CBNA, in its capacity as the lender under the Omnibus Credit Agreement, and its permitted successors and assigns in such capacity.

“Omnibus Loan” means a loan to the Seller that is subject to the terms and conditions of the Omnibus Credit Agreement.

“Opinion of Counsel” means a written opinion of counsel meeting the requirements specified in the related Transaction Document.

“Order” means any decree, order, writ, judgment, stipulation, award, injunction, temporary restraining order or other order in any suit or proceeding by any Governmental Authority.

“Other Business Liabilities” means all Liabilities (as defined in the Merger Transaction Agreement) of the Seller and its Subsidiaries relating to (a) pre-Closing periods, other than the (i) Retained Liabilities (as defined in the Merger Transaction Agreement) and (ii) Liabilities (as defined in the Merger Transaction Agreement) assumed by FFELP Buyer Parent or its Subsidiaries pursuant to the FFELP Transaction Agreement or (b) the Seller’s obligations under the DOE Participation and Purchase Program.

“Other Securitization Trust” means SLC Private Student Loan Trust 2006-A, a Delaware statutory trust, SLC Private Student Loan Trust 2010-A, a Delaware statutory trust and SLC Private Student Loan Trust 2010-B, a Delaware statutory trust.

“Owner Trustee” means Wilmington Trust Company, not in its individual capacity but solely as owner trustee under the Securitization Trust Agreement, and its permitted successors and assigns in such capacity.

“Partial Release of Security Interest” means the agreement substantially in the form set forth in Exhibit 2.5 of the Agreement.

“Permitted Lien” means any (i) Lien for Taxes not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness incurred in the ordinary course, (iii) Liens securing liabilities that are reflected in the Company SEC Documents (as defined in the Merger Transaction Agreement), (iv) such non-monetary Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Seller Material Adverse Effect, (v) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vi) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to the Buyer), (vii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business and (viii) Liens permitted under Section 6.14 of the Omnibus Credit Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, association, unincorporated association, joint venture or other entity or a Governmental Authority.

“Private Loans” means, collectively, the Unsecuritized Private Loans and the Securitized Private Loans.

“Purchase Price” means an amount equal to the aggregate principal amount outstanding under the Omnibus Credit Agreement together with all accrued and unpaid interest, excluding any termination fees related to early prepayment of the Omnibus Credit Agreement and other amounts payable thereunder (after taking into account the application of the proceeds to the Seller under the FFELP Transaction Agreement as contemplated thereby); provided, however, in the event that the Pre-Closing Adjustment Amount (as defined in the Purchase Price Adjustment Agreement) is a negative number, then the Purchase Price shall be reduced by the Buyer Payment Shortfall Amount (as defined in the Purchase Price Adjustment Agreement).

“Purchase Price Adjustment Agreement” has the meaning given to such term in the Recitals of the Agreement.

“Rating Agencies” means a nationally recognized statistical rating organization or other comparable Person rating the Securitization Notes in accordance with the applicable Securitization Indenture.

“Related Transaction Documents” means, collectively, (i) the FFELP Transaction Agreement, (ii) the Merger Transaction Agreement and (iii) in each case, the ancillary agreements attached thereto or delivered thereunder or in connection therewith.

“Related Transactions” means, together, the FFELP Transaction and the Merger Transaction.

“Representatives” has the meaning given to such term in Section 8.3(a) of the Agreement.

“Schedule of Unsecuritized FFELP Loans” means the schedule or file identifying the Unsecuritized FFELP Loans and containing data related to such Unsecuritized FFELP Loans.

“Schedule of Unsecuritized Private Loans” means the schedule or file identifying the Unsecuritized Private Loans and containing data related to such Unsecuritized Private Loans.

“SEC” means the U.S. Securities and Exchange Commission.

“Securitization Administration Agreement” means, with respect to each Securitization Trust, the Administration Agreement entered into between a Securitization Trust, the Depositor, and the Seller, in its capacity as Administrator, and, if applicable, the Seller, in its capacity as Servicer, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Indenture” means, with respect to the Securitization Trusts, the indenture pursuant to which a Securitization Trust has issued Securitization Notes.

“Securitization Indenture Trustee” means U.S. Bank National Association, a national banking association, in its capacity as the indenture trustee under the Securitization Indenture, and its permitted successors and assigns in such capacity.

“Securitization Master Terms Purchase Agreement” means, with respect to a Securitization Trust, the purchase agreement entered into by and among the Seller, the Depositor and, in the case of a securitization of FFELP Loans, an Eligible Lender Trustee pursuant to which the Student Loans to be deposited into the Securitization Trust are sold from the Seller to the Depositor.

“Securitization Master Terms Sale Agreement” means, with respect to a Securitization Trust, the Master Terms Sale Agreement entered into by and among the Depositor, the Securitization Trust and, in the case of a securitization with FFELP Loans, an Eligible Lender Trustee pursuant to which Student Loans are sold by the Depositor to the Securitization Trust.

“Securitization Note” means a note issued by a Securitization Trust.

“Securitization Servicing Agreement” means, with respect to a Securitization Trust, the Servicing Agreement entered into between the Seller, as the Servicer and as the Administrator, and the Securitization Trust.

“Securitization Subservicing Agreement” means, with respect to a Securitization Trust, the Subservicing Agreement entered into between the Seller, as the Servicer, and CSD.

“Securitization Trust” means the 2009-A Trust or the 2010-1 Trust, as the context requires.

“Securitization Trust Agreement” means, with respect to a Securitization Trust, the Trust Agreement entered into by and between the Depositor and the Owner Trustee.

“Securitized Private Loans” means private education loans to students and parents of students that are not guaranteed or reinsured under the Federal Family Education Loan Program or any other federal student aid program and that have been sold or permissibly transferred to a Securitization Trust and the beneficial ownership of which is still held by such Securitization Trust on the date specified.

“Seller” means The Student Loan Corporation, a Delaware corporation, in its capacity as the seller under the Agreement.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached as Schedule B to the Agreement.

“Seller Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Acquired Assets, taken as a whole or (ii) would reasonably be expected to prevent or materially delay or materially impair the ability of the Seller or any of its Subsidiaries to consummate any of the Transactions, other than any change, effect or circumstance proximately relating to, resulting from or arising out of (A) changes in general economic or political conditions or the financial, securities or credit markets in general; (B) any events, circumstances, changes or effects that affect the general student loan industry; (C) any changes in Laws (or interpretations thereof) applicable to the Seller or any of the Seller ‘s Subsidiaries or any of their respective properties or assets (including, for the avoidance of doubt, the Health Care and Education Reconciliation Act of 2010 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010); (D) any changes in GAAP (or interpretations thereof); (E) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters; (F) the negotiation, execution, announcement, consummation or existence of, the Transaction Documents, the Transactions, the Related Transaction Documents or the Related Transactions, including any action or suit arising therefrom or in connection therewith; (G) any change in the trading price of the common stock of the Seller or the failure by the Seller or its Subsidiaries to meet any internal or published projections, forecasts or estimates for any period (it being understood that the facts and circumstances that cause such change or failure that are not otherwise excluded from the definition of Seller Material Adverse Effect may be taken into account in determining whether there has been a Seller Material Adverse Effect); or (H) any action taken as permitted or required by the Transaction Documents, the Transactions, the Related Transaction Documents or the Related Transactions or with the consent or at the direction of Buyer; provided, however, that any change, effect or circumstance referred to in the immediately preceding clauses (A), (B), (C), (D) and (E) shall be taken into account for purposes of determining whether a Seller Material Adverse Effect has occurred only to the extent such change, effect or circumstance adversely affects the Seller and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which the Seller and its Subsidiaries compete (and then only to the extent of the materially disproportionate portion of such effect).

“Seller Satisfaction Certificate” means a certificate executed and delivered by the Seller, substantially in the form of Exhibit A to the Agreement, certifying that all conditions to the consummation of the closing Transactions have been waived or satisfied to the satisfaction of the Seller.

“Servicer” means the Seller, in its capacity as Servicer under the Securitization Servicing Agreement, and its permitted successors and assigns in such capacity.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as determined in accordance with GAAP, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Allowance Payments” means special allowance payments on Student Loans authorized to be made by the Department of Education pursuant to Section 438 of the Higher Education Act.

“Special Committee” means the Special Committee of the Board of Directors.

“Student Loan” means a Private Loan or a FFELP Loan, as the context may require.

“Student Loan Tape shall mean a schedule or computer tape which contains, with respect to each Unsecuritized FFELP Loan or Unsecuritized Private Loan, as applicable, the loan identification number, current loan rate of interest, maturity date, original principal balance and principal balance as of a specified date.

“Sub-Administration Agreement” has the meaning given to such term in Section 3.4(a) of the Agreement.

“Sub-Administrator” means CSD, in its capacity as the sub-administrator under the Sub-Administration Agreement, and its successors and assigns in such capacity.

“Subservicer” means CSD, in its capacity as the subservicer under the Securitization Subservicing Agreement and the Amended and Restated Securitization Subservicing Agreement, and its successors and assigns in such capacity.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding voting stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person; provided that for purposes of the Buyer, “Subsidiary” shall not include the Seller or its Subsidiaries.

“Tax” means all taxes, including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, worker’s compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Contest” means any audit, examination, claim, dispute or controversy relating to Taxes.

“Tax Return” means any report, return, declaration, statement or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Termination Date” has the meaning given to such term in Section 9.1(b) of the Agreement.

“Trademarks” shall mean United States, state and non-U.S. trademarks, service marks, trade names, assumed names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

“Transaction Documents” means the Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Accession Agreement, the Assumption of Obligations of the Seller under the Securitization Master Terms Purchase Agreements, the Master Servicing Agreement, the Sub-Administration Agreement, the Amended and Restated Securitization Subservicing Agreement and such other documents as may be identified as “Transaction Documents” for purposes of the Agreement by the Seller and the Buyer from time to time and all other agreements and other documents entered into or delivered in connection with such agreements and other documents.

“Transactions” means each of the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning given to such term in Section 8.5(a) of the Agreement.

“Trust Certificate” means either the trust certificate evidencing the residual interest in 2009-A Trust or the trust certificate evidencing the residual interest in the 2010-1 Trust, as applicable.

“Unsecuritized FFELP Loans” means U.S. federally-insured Student Loans that have been authorized to be made or held by the Seller as the beneficiary of a student loan trust as part of the FFELP and authorized by the Higher Education Act, or the Health Education Assistance Loan Program, as amended, including a Stafford, PLUS, Consolidation or HEAL student loan.

“Unsecuritized Loans” means, collectively, the Unsecuritized FFELP Loans and the Unsecuritized Private Loans.

“Unsecuritized Private Loans” means private education loans to students and parents of students that are not guaranteed or reinsured under the FFELP and that are owned by the Seller (which have not been sold or otherwise transferred to a securitization trust).

Appendix B
Notices

Seller’s address for notices is as follows:

The Student Loan Corporation
750 Washington Blvd.
Stamford, Connecticut 06901
Fax: 203-975-6724
Attention:     Chief Executive Officer

with copies to (which shall not constitute notice):

CID Management
850 Third Ave, 18th Floor
New York, NY 10022
Fax: 212-207-3950
Attention:     Rodman L. Drake, Chairman of the Special Committee

and

The Student Loan Corporation
750 Washington Blvd.
Stamford, Connecticut 06901
Fax: 203-975-6724
Attention:     General Counsel

with further copies to (which shall not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Fax:  212-969-2900
Attention:     Julie Allen
                       Arnold Jacobs

and

McDermott, Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Fax: 212-547-5444
Attention:     Peter J. Rooney
                       Todd Finger

Buyer’s address for notices is as follows:

Citigroup Inc.
399 Park Avenue
New York, NY 10022
Fax: 212-559-0615
Attention:     Michael S. Zuckert

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax: 212-735-2000
Attention:     William S. Rubenstein
                        Sean C. Doyle

Appendix C

Depositor Agreements

1. Amended and Restated Trust Agreement, dated as of November 23, 2004, between the Depositor and the Owner Trustee

2. Eligible Lender Trust Agreement, dated as of November 23, 2004, between the Depositor and the Eligible Lender Trustee

3. Master Terms Purchase Agreement, dated as of November 23, 2004, between the Seller, as seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Seller and the Depositor

4.     Master Terms Sale Agreement, dated as of November 23, 2004, between the Depositor, as seller, SLC Student Loan Trust 2004-1, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor and SLC Student Loan Trust 2004-1

5. Amended and Restated Trust Agreement, dated as of June 15, 2005, between the Depositor and the Owner Trustee

6. Eligible Lender Trust Agreement, dated as of June 15, 2005, between the Depositor and the Eligible Lender Trustee

7. Master Terms Purchase Agreement, dated as of June 15, 2005, between the Seller, as seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Seller and the Depositor

8.     Master Terms Sale Agreement, dated as of June 15, 2005, between the Depositor, as seller, SLC Student Loan Trust 2005-1, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor and the Trust

9. Amended and Restated Trust Agreement, dated as of September 28, 2005, between the Depositor and the Owner Trustee

10. Eligible Lender Trust Agreement, dated as of September 28, 2005, between the Depositor and the Eligible Lender Trustee

11.     Master Terms Purchase Agreement, dated as of September 28, 2005, between the Seller, as seller, the Depositor, as purchaser, and the Eligible Lender Trustee  on behalf of the Seller and the Depositor

12.     Master Terms Sale Agreement, dated as of September 28, 2005, between the Depositor, as seller, SLC Student Loan Trust 2005-2, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor and SLC Student Loan Trust 2005-2

13. Amended and Restated Trust Agreement, dated as of December 15, 2005, between the Depositor and the Owner Trustee

14. Eligible Lender Trust Agreement, dated as of December 15, 2005, between the Depositor and the Eligible Lender Trustee

15.     Master Terms Purchase Agreement, dated as of December 15, 2005, between the Seller, as seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Seller and the Depositor

16.     Master Terms Sale Agreement, dated as of December 15, 2005, between the Depositor, as seller, SLC Student Loan Trust 2005-3, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor and SLC Student Loan Trust 2005-3

17. Amended and Restated Trust Agreement, dated as of June 28, 2006, between the Depositor and the Owner Trustee

18. Eligible Lender Trust Agreement, dated as of June 28, 2006, between the Depositor and the Eligible Lender Trustee

19. Master Terms Purchase Agreement, dated as of June 28, 2006, between the Seller, as seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Seller and the Depositor

20.     Master Terms Sale Agreement, dated as of June 28, 2006, between the Depositor, as seller, SLC Student Loan Trust 2006-1, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor and the Trust

21. Amended and Restated Trust Agreement, dated as of September 19, 2006, between the Depositor and the Owner Trustee

22. Eligible Lender Trust Agreement, dated as of September 19, 2006, between the Depositor and the Eligible Lender Trustee

23.     Master Terms Purchase Agreement, dated as of September 19, 2006, between the Seller, as seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Seller and the Depositor

24.     Master Terms Sale Agreement, dated as of September 19, 2006, between the Depositor, as seller, SLC Student Loan Trust 2006-2, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor and the Trust

25. Amended and Restated Trust Agreement, dated as of June 26, 2007, between the Depositor and the Owner Trustee

26. Eligible Lender Trust Agreement, dated as of June 26, 2007, between the Depositor and the Eligible Lender Trustee

27.     Master Terms Purchase Agreement, dated as of June 26, 2007, among the seller, the Eligible Lender Trustee on behalf of the Seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor

28.     Master Terms Sale Agreement, dated as of June 26, 2007, between the Depositor, as seller, the Eligible Lender Trustee on behalf of the Depositor, SLC Student Loan Trust 2007-1, as purchaser and the Eligible Lender Trustee on behalf of SLC Student Loan Trust 2007-1

29. Administration Agreement, dated as of June 26, 2007, among SLC Student Loan Trust 2007-1, the Depositor, the Servicer and the Administrator

30. Amended and Restated Trust Agreement, dated as of November 27, 2007, between the Depositor and the Owner Trustee

31. Eligible Lender Trust Agreement, dated as of November 27, 2007, between the Depositor and the Eligible Lender Trustee

32.     Master Terms Purchase Agreement, dated as of November 27, 2007, among the seller, the Eligible Lender Trustee on behalf of the Seller, the Depositor, as purchaser, and the Eligible Lender Trustee on behalf of the Depositor

33.     Master Terms Sale Agreement, dated as of November 27, 2007, between the Depositor, as seller, the Eligible Lender Trustee on behalf of the Depositor, SLC Student Loan Trust 2007-2, as purchaser and the Eligible Lender Trustee  on behalf of SLC Student Loan Trust 2007-2

34. Administration Agreement, dated as of November 27, 2007, among SLC Student Loan Trust 2007-2, the Depositor, the Servicer and the Administrator

35. Amended and Restated Trust Agreement, dated as of March 28, 2008, between the Depositor and the Owner Trustee

36. Eligible Lender Trust Agreement, dated as of March 28, 2008, between the Depositor and the Depositor Eligible Lender Trustee

37. Master Terms Purchase Agreement, dated as of March 28, 2008, among the seller, the Seller Eligible Lender Trustee, the Depositor, as purchaser, and the Depositor Eligible Lender Trustee

38.     Master Terms Sale Agreement, dated as of March 28, 2008, between the Depositor, as seller, the Depositor Eligible Lender Trustee, SLC Student Loan Trust 2008-1, as purchaser and the Eligible Lender Trustee

39. Administration Agreement, dated as of March 28, 2008, among SLC Student Loan Trust 2008-1, the Depositor, the Servicer and the Administrator

40. Amended and Restated Trust Agreement, dated as of June 26, 2008, between the Depositor and the Owner Trustee

41. Eligible Lender Trust Agreement, dated as of June 26, 2008, between the Depositor and the Depositor Eligible Lender Trustee

42. Master Terms Purchase Agreement, dated as of June 26, 2008, among the seller, the Seller Eligible Lender Trustee, the Depositor, as purchaser, and the Depositor Eligible Lender Trustee

43.     Master Terms Sale Agreement, dated as of June 26, 2008, between the Depositor, as seller, the Depositor Eligible Lender Trustee, SLC Student Loan Trust 2008-2, as purchaser and the Eligible Lender Trustee

44. Administration Agreement, dated as of June 26, 2008, among SLC Student Loan Trust 2008-2, the Depositor, the Servicer and the Administrator

45. Amended and Restated Trust Agreement, dated as of February 13, 2009, between the Depositor and the Owner Trustee

46. Eligible Lender Trust Agreement, dated as of February 13, 2009, between the Depositor and the Depositor Eligible Lender Trustee

47. Master Terms Purchase Agreement, dated as of February 13, 2009, among the seller, the Seller Eligible Lender Trustee, the Depositor, as purchaser, and the Depositor Eligible Lender Trustee

48.     Master Terms Sale Agreement, dated as of February 13, 2009, between the Depositor, as seller, the Depositor Eligible Lender Trustee, SLC Student Loan Trust 2009-1, as purchaser and the Trust Eligible Lender Trustee

49. Administration Agreement, dated as of February 13, 2009, among SLC Student Loan Trust 2009-1, the Depositor, the Servicer and the Administrator

50. Amended and Restated Trust Agreement, dated as of July 23, 2009, between the Depositor and the Owner Trustee

51. Eligible Lender Trust Agreement, dated as of July 23, 2009, between the Depositor and the Depositor Eligible Lender Trustee

52. Master Terms Purchase Agreement, dated as of July 23, 2009, among the seller, the Seller Eligible Lender Trustee, the Depositor, as purchaser, and the Depositor Eligible Lender Trustee

53.     Master Terms Sale Agreement, dated as of July 23, 2009, between the Depositor, as seller, the Depositor Eligible Lender Trustee, SLC Student Loan Trust 2009-2, as purchaser and the Trust Eligible Lender Trustee

54. Administration Agreement, dated as of July 23, 2009, among SLC Student Loan Trust 2009-2, the Depositor, the Servicer and the Administrator

55. Amended and Restated Trust Agreement, dated as of December 22, 2009, between the Depositor and the Owner Trustee

56. Eligible Lender Trust Agreement, dated as of December 22, 2009, between the Depositor and the Depositor Eligible Lender Trustee

57. Master Terms Purchase Agreement, dated as of December 22, 2009, among the seller, the Seller Eligible Lender Trustee, the Depositor, as purchaser, and the Depositor Eligible Lender Trustee

58.     Master Terms Sale Agreement, dated as of December 22, 2009, between the Depositor, as seller, the Depositor Eligible Lender Trustee, SLC Student Loan Trust 2009-3, as purchaser and the Trust Eligible Lender Trustee

59. Administration Agreement, dated as of December 22, 2009, among SLC Student Loan Trust 2009-3, the Depositor, the Servicer and the Administrator

60. Amended and Restated Trust Agreement, dated as of July 6, 2010, between the Depositor and the Owner Trustee

61. Eligible Lender Trust Agreement, dated as of July 6, 2010, between the Depositor and the Depositor Eligible Lender Trustee

62. Master Terms Purchase Agreement, dated as of July 6, 2010, among the seller, the Seller Eligible Lender Trustee, the Depositor, as purchaser, and the Depositor Eligible Lender Trustee

63.     Master Terms Sale Agreement, dated as of July 6, 2010, between the Depositor, as seller, the Depositor Eligible Lender Trustee, SLC Student Loan Trust 2010-1, as purchaser and the Trust Eligible Lender Trustee

64. Administration Agreement, dated as of July 6, 2010, among SLC Student Loan Trust 2010-1, the Depositor, the Servicer and the Administrator

65.     Amended and Restated Trust Agreement, dated as of December 15, 2006, between SLC Student Loan Receivables I, Inc., a Delaware corporation, as Depositor (the "Depositor") and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee, (the "Owner Trustee")

66. Master Terms Purchase Agreement, dated as of December 15, 2006, between the Seller, as seller, and Depositor, as purchaser

67. Master Terms Sale Agreement, dated as of December 15, 2006, between Depositor, as seller, and SLC Private Student Loan Trust 2006-A, as purchaser

68. Administration Agreement, dated as of December 15, 2006, among SLC Private Student Loan Trust 2006-A, Depositor, Servicer and Administrator

69.     Amended and Restated Trust Agreement, dated as of July 29, 2009, between SLC Student Loan Receivables I, Inc., a Delaware corporation, as Depositor (the "Depositor") and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee, (the "Owner Trustee")

70. Master Terms Purchase Agreement, dated as of July 29, 2009, between the Seller, as seller, and Depositor, as purchaser

71. Master Terms Sale Agreement, dated as of July 29, 2009, between Depositor, as seller, and SLC Private Student Loan Trust 2009-A, as purchaser

72. Administration Agreement, dated as of July 29, 2009, among SLC Private Student Loan Trust 2009-A, Depositor, Servicer and Administrator

73. Amended and Restated Trust Agreement, dated as of February 12, 2010, between Depositor and Owner Trustee

74. Master Terms Purchase Agreement, dated as of February 12, 2010, between the Seller, as seller, and Depositor, as purchaser

75. Master Terms Sale Agreement, dated as of February 12, 2010, between Depositor, as seller, and SLC Private Student Loan Trust 2010-A, as purchaser

76. Administration Agreement, dated as of February 12, 2010, among SLC Private Student Loan Trust 2010-A, Depositor, Servicer and Administrator

77. Amended and Restated Trust Agreement, dated as of March 11, 2010, between Depositor and Owner Trustee

78. Master Terms Purchase Agreement, dated as of March 11, 2010, between the Seller, as seller, Depositor, as purchaser

79. Master Terms Sale Agreement, dated as of March 11, 2010, between Depositor, as seller, and SLC Private Student Loan Trust 2010-B, as purchaser

80. Administration Agreement, dated as of March 11, 2010, among SLC Private Student Loan Trust 2010-B, Depositor, Servicer and Administrator